EXHIBIT 99.1
                                                                    ------------

                                   TERM SHEET


                                                                    Nov 29, 2006



Board of Directors                                   Phyle Industries Ltd., Inc.
National Datacomputer, Inc.                          4150 Grange Hall Road
900 Middlesex Turnpike                               Holly, MI  48442
Billerica, Massachusetts 01821
                                                     AST, Inc.
                                                     4150 Grange Hall Road
                                                     Holly, MI  48442

Re: Exchange Transaction Outline

         The following is intended to represent the key elements of a transaction by which AST, Inc. ("AST") and Phyle Industries Ltd., Inc. ("Phyle") will exchange the CapitalBank Shares described, below, for $250,000, to be paid to Phyle by NDI and the transfer of the Audit Business of National Datacomputer, Inc. ("NDI") to AST.

         1. Phyle Industries Ltd. Inc. will sell to NDI all of the preferred stock and common stock of NDI which CapitalBank (and its predecessor, RBB Bank) held as investors in NDI (the "CapitalBank Shares"), specifically 22,301,900 common shares (CUSIP 63563D504) and 4,150 preferred stock shares, which Phyle is in the process of acquiring for $750,000.00 to facilitate the exchange outline in this letter.

         2. Phyle will transfer the CapitalBank Shares to NDI pursuant to a definitive exchange agreement among the parties for the payment to Phyle of $250,000.00 and transfer to AST of all NDI's Audit Business. NDI will retain the route accounting business as currently operated. Pursuant to the definitive exchange agreement, this transfer of stock will be a binding transfer on both parties.

The Audit Business consists of all of the following:

         a. All of the following handheld computer models: ICAL, DC2.0, DC2X, DC2.5, DC5 and DC5RF (the "Hardware").

         b. All software (Wintakes, WIN, and FinAud) needed to run the Hardware (the "Software") in the form presently conducted.

         c. All existing agreements based on the Software and or Hardware.

         d. All inventory of parts for the Hardware, including Windows CE
License.

The Audit Business is to be sold 'as is' which means all revenue, trade payables, and receivables of the Audit Business going forward as is from the date of the transaction. The parties acknowledge that AST is not buying the route accounting business owned by NDI and any and all assets used directly in the route accounting business shall remain with NDI.
 The parties agree that AST shall have the option to hire certain NDI employees directly associated with the Audit Business and may enter into a sublease for certain portions of NDI's office space needed to run the Audit Business. The parties agree that the price for the Audit Business is allocated to be $500,000.00

         3. At the Closing (as defined herein), NDI shall deliver a Warranty Bill of Sale based on their actual knowledge at the time of sale and such other instruments as AST may reasonably request to transfer the Audit Business to AST.

         4. The Closing of the exchange among these parties shall occur as soon as possible, with an anticipated closing date of December 1, 2006 Phyle will use its best efforts to obtain a written agreement from CapitalBank acknowledging that CapitalBank has transferred all NDI shares (both common and preferred), has no interest in NDI, either as regards outstanding shares or shares to be issued as a result of accrued dividends, and provides a general release as to NDI, its officers, directors, employees, and agents as to any and all claims on behalf of both CapitalBank, its predecessors, and clients for whom it held any NDI shares.

         5. The foregoing reflects a letter of intent between the parties. Each of the parties agrees to take such further actions order to effectuate the foregoing transactions as are consistent with the letter of intent and in a commercially reasonable manner.

         6. In order to effectuate the purchase by Phyle of the CapitalBank Shares to NDI, NDI, by its Board of Directors resolution approves the purchase by Phyle of the CapitalBank Shares and including any approval that may be required by the Massachusetts Anti-Takeover Statute (M.G.L. c. 110E) and all other Massachusetts and Delaware laws and regulations.

         If the foregoing reflects our intentions, kindly sign and return one copy of this letter to the undersigned.


NATIONAL DATACOMPUTER, INC.            Phyle Industries Ltd., Inc., and AST, Inc

By:____________________________        By:__________________________
   William Berens, President              Charles E. Phyle, President